Exhibit 99.1

RMG Networks Reports Second Quarter 2015 Results

Launch of Largest Platform Upgrade in Five Years Supports Strategic Progress

Completed Strategic Divestiture of Airline Media Networks Business

Second Quarter Highlights

•

Product revenue increased 32% sequentially, reflecting improved sales execution

•

Maintenance revenue increased 4% sequentially, stabilizing from recent quarterly declines

•

Total revenues from continuing operations were $9.3 million

•

Launched largest software platform upgrade in over five years ahead of schedule

•

Subsequent to quarter-end, completed strategic divestiture of Airline Media Network business

•

Subsequent to quarter-end, awarded multimillion dollar contract to provide transformational retail solution, representing one of the largest project wins in RMG Networks' history

DALLAS, TX – (Marketwired) – 8/13/2015 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks™, a leading provider of technology-driven visual communications solutions, today announced its financial results for the second quarter ended June 30, 2015.

RMG Networks helps businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, business applications, services and hardware, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management.

Robert Michelson, Chief Executive Officer, commented, “During the second quarter, we made significant progress on a number of initiatives that have advanced our strategy to reinvigorate growth. Since joining RMG Networks as CEO one year ago, we have significantly enhanced our innovative solutions offerings, refocused our strategy on specific vertical markets where we see significant growth opportunities, significantly reduced our overall cost structure, strengthened our balance sheet and bolstered our leadership team.”

“Our focus on innovative solutions that help organizations increase productivity and save money via intelligent visual communication tools continues to drive our strategy and is the key to achieving sustainable top-line growth,” Michelson added. “The launch of our software platform upgrade last month represents the most significant technological advancement our company has achieved in over five years and provides our customers with greater functionality, enhanced security and enriched visualization. With a strong foundation laid in several key areas over the last year, and a refined focus as a result of the strategic divestiture of our Airline Media Network business, we are shifting our efforts in the second half of 2015 to focus on improving sales effectiveness. I firmly believe that today we have the right sales leadership in place and a comprehensive, process-driven plan to improve sales execution.”

“I am proud to say that Q2 represented some of the first positive top-line results of these sales efforts. Continuing progress in improving sales effectiveness is evidenced by the signing of a multimillion dollar, transformational retail solution contract that we announced subsequent to the end of the quarter. This represents one of the largest project wins in RMG Networks' history,” Michelson added. “As we execute on our sales enhancement programs, we believe the effect of our work will be evident in improving financial results going forward.”

Second Quarter Financial Review

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss, due to the completion of the sale of this business on July 1, 2015. Prior year results have also been adjusted to report this business as discontinued operations. As a result, the financial results below reflect the remaining business at RMG Networks, reported as continuing operations.

In addition, “as-reported” results include the effects of purchase accounting, the impact of a large non-recurring contract and certain other items that management does not believe reflect the underlying performance of its business. Therefore, for ease of comparison, the following provides adjusted results for the second quarter of 2015 and 2014.

Adjusted Results1,2

Sequential Trends. Total adjusted revenues from continuing operations in the second quarter of 2015 were $9.3 million, flat from the first quarter of 2015.

•

Product sales revenue of $4.1 million increased 31.5% from $3.1 million in the first quarter of 2015, driven by improved sales execution during the quarter.

•

Maintenance & content services revenue of $3.8 million increased 3.9% from $3.6 million in the first quarter of 2015. The sequential increase is a positive indication that maintenance & content services revenue has stabilized from the significant slide experienced during the first quarter of 2015 as a result of the proactive decision made in early 2014 to “end-of-life” maintenance services on certain products.

•

Professional services revenue of $1.5 million declined 41.6% from $2.6 million in the first quarter of 2015, resulting primarily from the completion of a large implementation in the first quarter of 2015. Additionally, given an increase in sales support related to pre-sales activities, the company experienced lower realization rates.

Adjusted gross margin from continuing operations was 55.6% in the second quarter of 2015, compared to 57.9% in the first quarter of 2015, declining primarily due to a shift in sales mix and lower professional services revenue during the second quarter of 2015.

Adjusted EBITDA loss2 from continuing operations was $2.4 million, declining from a loss of approximately $1.6 million in the first quarter of 2015, resulting primarily from an increase in operating expenses. The increase in operating expenses resulted primarily from an increase in professional fees related to a number of complex, non-recurring transactions taking place during the quarter, such as the company’s divestiture of its Airline Media Networks business and its $25 million capital raise.

Year-over-Year Trends. Total adjusted revenues from continuing operations of $9.3 million decreased 16.8% from $11.2 million in the second quarter of 2014, due primarily to a large software sale that occurred in the second quarter of 2014 as well as a decline in maintenance and content services revenue resulting from the proactive decision made in early 2014 to “end-of-life” maintenance services on certain products.

Adjusted gross margin from continuing operations of 55.6% declined from 58.7% in the second quarter of 2014, resulting primarily from a large software sale that occurred in the second quarter of 2014.

Adjusted EBITDA loss2 from continuing operations of $2.4 million decreased from $0.9 million in the second quarter of 2014, due primarily to the negative revenue and gross margin variances described above.

Reported Results

Second Quarter. Total reported revenue from continuing operations for the quarter ended June 30, 2015 was $9.3 million compared to total reported revenue from continuing operations of $8.2 million for the same quarter last year.

Operating loss from continuing operations for the quarter ended June 30, 2015 was $2.4 million compared to an operating loss from continuing operations of $10.5 million for the same quarter last year.

Business Outlook

“Over the past year, we have made tremendous operational progress in executing our turnaround strategy at RMG Networks. While we are not yet satisfied with the financial results, we believe the foundation we have laid and continue to strengthen each quarter has put us back on the right track to delivering revenue growth and generating positive adjusted EBITDA over the intermediate- and long-term,” noted Mr. Michelson. “Although we continue to make progress, the exact timing of the financial impact of these initiatives is still not clear. As such, it continues to remain premature to provide specific, near-term guidance.”

1   The financial results associated with the company’s Airline Media Networks business for the second quarter of 2015 and 2014 and first quarter of 2015 have been removed from continuing operations and classified as discontinued operations, due to the completion of the sale of the business on July 1, 2015.

2   GAAP revenue from continuing operations was $9.3 million, $9.3 million and $8.2 million for Q2 2015, Q1 2015, Q2 2014, respectively. GAAP operating loss was $2.4 million, $4.0 million and $10.5 million for Q2 2015, Q1 2015 and Q2 2014, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

Conference Call

Management will host a conference call to discuss these results on Thursday, August 13, 2015 at 9 a.m. ET. To access the call, please dial 1-866-428-4719 (toll free) or 1-704-908-0405 and reference conference 98443784. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG Networks' web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-855-859-2056 (toll free) or 1-404-537-3406 and entering passcode: 98443784 from 1 p.m. ET on August 13, 2015 until 11:59 p.m. ET on August 20, 2015.

© 2015 RMG Networks Holding Corporation. RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG Networks

RMG Networks (NASDAQ: RMGN) is a worldwide leader in intelligent visual communications that helps businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management. The company, who values 70% of the Fortune 100 as clients, is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom, Singapore and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted Revenue, Adjusted Gross Margin and Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted Revenue, Adjusted Gross Margin and Adjusted EBITDA as supplemental measures of its operating performance, and believes that many of the company’s investors use these non-GAAP measures to monitor the company’s performance. These measures should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures.  Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, compensation and other benefits derived from the sale of the Airline Media Networks business, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the company operates; the risk that the anticipated benefits of acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For RMG Networks Holding Corporation

Investor

Brett Maas / Rob Fink

646-536-7331 / 646-415-8972

ir@rmgnetworks.com

or

Media

Julie Rasco

800-827-9666

Julie.Rasco@rmgnetworks.com

Source: RMG Networks

(Financial tables to be added)

RMG Networks Holding Corporation

Consolidated Balance Sheets

June 30, 2015 and December 31, 2014

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,834,061	$3,076,708
Accounts receivable, net of allowance for doubtful accounts of $659,396 and $234,135, respectively	7,089,906	13,060,536
Inventory, net	1,305,719	1,460,876
Deferred tax assets	-	6,671
Prepaid assets	1,124,850	1,174,894
Current assets of discontinued operations	2,193,724	2,810,857
Total current assets	19,548,260	21,590,542
Property and equipment, net	5,110,911	5,230,215
Property and equipment of discontinued operations, net	140,232	455,582
Intangible assets, net	10,092,750	11,518,997
Loan origination fees	-	743,082
Other assets	229,225	177,832
Other assets of discontinued operations	-	72,531
Total assets	$35,121,378	$39,788,781
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$2,133,245	$4,348,804
Accrued liabilities	3,954,747	3,455,721
Loss on long-term contract	1,631,660	2,648,644
Deferred revenue	7,473,366	7,492,032
Liabilities of discontinued operations	3,482,214	5,145,565
Total current liabilities	18,675,232	23,090,766
Notes payable – non current	-	14,000,000
Warrant liability	390,773	1,447,308
Deferred revenue – non current	1,514,369	1,478,041
Deferred tax liabilities	3,616	-
Loss on long-term contract - non-current	320,440	1,035,804
Deferred rent and other	2,274,512	2,283,461
Non-current liabilities of discontinued operations	-	341,644
Total liabilities	23,178,942	43,677,024
Stockholders’ equity (deficit):
Common stock, $.0001 par value, (250,000,000 shares authorized; 37,182,041 and 12,467,756 shares issued; 36,882,041 and 12,167,756 shares outstanding, at June 30, 2015 and December 31, 2014, respectively.)	3,718	1,247
Additional paid-in capital	107,464,988	82,089,504
Accumulated comprehensive income	81,375	6,211
Retained earnings (accumulated deficit)	(95,127,645)	(85,505,205)
Treasury Stock, at cost (300,000 shares)	(480,000)	(480,000)
Total stockholders’ equity (deficit)	11,942,436	(3,888,243)
Total liabilities and stockholders’ equity (deficit)	$35,121,378	$39,788,781

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

For the Three and Six Months Ended June 30, 2015 and June 30, 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Products	$4,053,503	$3,106,913	$7,135,820	$5,313,333
Maintenance and content services	3,766,760	3,601,562	7,393,135	7,904,287
Professional services	1,518,516	1,488,926	4,120,338	3,952,492
Total Revenue	9,338,779	8,197,401	18,649,293	17,170,112
Cost of Revenue:
Products	2,400,183	2,406,484	4,054,922	4,313,635
Maintenance and content services	502,211	755,938	1,142,636	1,516,084
Professional services	1,247,259	1,475,138	2,873,012	3,084,968
Loss (Gain) on long-term contract	(1,480,464)	4,130,104	(444,471)	4,130,104
Total Cost of Revenue	2,669,189	8,767,664	7,626,099	13,044,791
Gross Profit (Loss)	6,669,590	(570,263)	11,023,194	4,125,321
Operating expenses:
Sales and marketing	2,019,799	3,429,864	4,704,917	6,988,205
General and administrative	5,051,650	4,485,181	9,117,074	9,422,344
Research and development	868,443	832,956	1,549,839	1,677,658
Depreciation and amortization	1,106,038	1,146,710	2,018,616	2,352,553
Total operating expenses	9,045,929	9,894,711	17,390,446	20,440,760
Operating loss	(2,376,340)	(10,464,974)	(6,367,252)	(16,315,439)
Other Income (Expense):
Warrant liability income (expense)	767,073	4,052,462	1,056,535	(589,009)
Interest (expense) and other income – net	(91,555)	144,054	(1,336,002)	(94,989)
Loss before income taxes and discontinued operations	(1,700,822)	(6,268,458)	(6,646,719)	(16,999,437)
Income tax expense (benefit)	16,546	685,060	-	(265,019)
Total Loss from continuing operations	(1,717,368)	(6,953,518)	(6,646,719)	(16,734,418)
Loss from discontinued operations	(1,003,858)	(9,073,652)	(2,975,721)	(11,724,403)
Net loss	(2,721,226)	(16,027,170)	(9,622,440)	(28,458,821)
Other comprehensive income -
Foreign currency translation adjustments	269,653	97,182	75,164	101,788
Total comprehensive loss	$(2,451,573)	$(15,929,988)	$(9,547,276)	$(28,357,033)
Net loss per share of Common Stock (basic and diluted):
Continuing operations	$(0.07)	$(0.56)	$(0.35)	$(1.38)
Discontinued operations	(0.04)	(0.73)	(0.16)	(0.96)
Net loss per share of Common Stock (basic and diluted):	(0.11)	(1.30)	(0.51)	(2.34)
Weighted average shares used in computing basic and diluted net loss per share of Common Stock	25,475,448	12,367,756	18,858,364	12,161,112

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows (Inclusive of Discontinued Operations)

For the Six Months Ended June 30, 2015 and June 30, 2014

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(9,622,440)	$(28,458,821)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,159,176	3,800,818
Gain (loss) on change in warrant liability	(1,056,535)	589,009
Impairment of intangible assets and goodwill	-	7,245,359
Stock-based compensation	791,344	1,743,836
Non-cash treasury stock	-	(480,000)
Non-cash loan origination fees	743,082	114,322
Non-cash consulting expense	240,000	264,750
Non-cash directors’ fees	31,250	116,464
Allowance for doubtful accounts	463,728	-
Deferred tax (benefit)	10,287	(328,860)
Changes in operating assets and liabilities:
Accounts receivable	6,027,342	6,525,241
Inventory	155,157	1,045,947
Other current assets	172,593	897,912
Other assets, net	(218,862)	6,606
Accounts payable	(2,261,749)	(3,404,430)
Accrued liabilities	(1,155,320)	6,026,537
Deferred revenue	(11,535)	410,611
Gain (Loss) on long-term contract	(1,732,348)	-
Deferred rent and other liabilities	(350,593)	304,573
Net cash used in operating activities	(5,615,423)	(3,580,126)

Cash flows from investing activities
Purchases of property and equipment	(298,274)	(1,670,134)
Net cash used in investing activities	(298,274)	(1,670,134)

Cash flows from financing activities
Proceeds from long-term debt	1,000,000	-
Conversion of preferred to common stock	(40,689)	-
Issuance of preferred shares, net of issuance costs	9,627,301	-
Net cash provided by financing activities	10,586,612	-

Effect of exchange rate changes on cash	84,438	101,788

Net increase (decrease) in cash and cash equivalents	4,757,353	(5,148,472)

Cash and cash equivalents, beginning of period	3,076,708	8,235,566

Cash and cash equivalents, end of period	$7,834,061	$3,087,094

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$646,594	$294,570
Cash paid during the period for income taxes	$18,410	$-

RMG Networks Holding Corporation

Reconciliation of Gross Profit from Continuing Operations

For The Three Months Ended June 30, 2015

	Three Months Ended June 30, 2015 (GAAP)	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$-	$-	$-
Product sales	4,053,503	-	4,053,503
Maintenance and content services	3,766,760	-	3,766,760
Professional services	1,518,516	-	1,518,516
Total Revenue	9,338,779	-	9,338,779

Cost of Revenue	2,669,189	1,480,464	4,149,653

Gross Profit	$6,669,590	$(1,480,464)	$5,189,126

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the remaining business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Gross Profit from Continuing Operations

For The Three Months Ended June 30, 2014

	Three Months Ended June 30, 2014 (GAAP)	Purchase Price Accounting Adjustment	Cost of Revenue Reclassification	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$-	$-	$-	$-	$-
Product sales	3,106,913	-	742,417	987,542	4,836,872
Maintenance and content services	3,601,562	209,913	-	394,565	4,206,040
Professional services	1,488,926	-	-	687,789	2,176,715
Total Revenue	8,197,401	209,913	742,417	2,069,896	11,219,627

Total Cost of Revenue	8,767,664	-	-	(4,130,104)	4,637,560

Gross Profit	$(570,263)	$209,913	$742,417	$6,200,000	$6,582,067

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the remaining business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Operating Loss to Adjusted EBITDA from Continuing Operations

	Second Quarter
	2015	2014

Operating loss per Statements of Comprehensive Loss	$(2,376,340)	$(10,464,974)

Revenues that would have been recognized in the period had the balance in deferred revenue at the acquisition date not been required to be adjusted to market value at the acquisition date in accordance with GAAP purchase accounting guidelines	-	209,913

Depreciation and amortization	1,106,038	1,146,710
Reorganization costs	-	579,029
Stock-based compensation	379,380	714,148
Media-related payment reclassification	-	742,417
Loss on long-term contract	(1,480,464)	6,200,000

Adjusted EBITDA	$(2,371,386)	$(872,757)

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the remaining business at RMG Networks, reported as continuing operations.